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                         CONTACT COMMUNICATIONS INC.
                          600 Data Drive, Suite 100
                             Plano, Texas 75075


August 2, 1995


Mr. Daniel L. Sheppard
Paging and Cellular Of Texas
701 North Post Oak Road
Suite #100
Houston, Texas 77024

Dear Mr. Sheppard:

     This letter will confirm the understanding that Daniel L. Sheppard ("Sheppard") as the owner of Paging and Cellular of Texas, a sole proprietorship ("Company"), has reached with Contact Communications Inc., a Delaware corporation ("Buyer"), and wholly owned subsidiary of ProNet Inc., a Delaware corporation ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer from Sheppard of those assets relating to the Company business described in EXHIBIT A attached hereto as "Acquired Assets" ("Acquired Assets").

     1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in EXHIBIT A attached hereto. The parties intend that the Definitive Agreement be executed no later that 5:00 p.m., Dallas time, October 15, 1995, unless they shall otherwise agree in writing.

     2. Following the date of execution hereof, the Sheppard shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full reasonable access to the properties, books and records of the Company on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Company involving the Acquired Assets as Buyer may deem necessary. Until the acquisition is completed, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information by the party receiving such information except (a) to the extent such information is otherwise public or generally available to the public or (b) as required by applicable law. In the event the Acquisition does not occur, each party shall return to the other parties all confidential information, written or otherwise, furnished by the other parties to it or him and will not thereafter use, for any purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.


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Mr. Dan Sheppard
August 2, 1995
Page -2-



     3. Sheppard represents and warrants to Buyer that, to the best of his knowledge and belief, (a) he has not entered into any agreement pursuant to which any person or entity has obtained the right to acquire any material portion of the Acquired Assets other than leases of pagers and the rights of Metropolitan Houston Paging Services, Inc., and (b) the execution, delivery and performance of this letter of intent by Sheppard does not and will not breach, violate or conflict with, or permit the cancellation of, any material agreement involving the Acquired Assets to which Sheppard or the Company is a party or by which the Acquired Assets are bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, Sheppard shall not, and he shall use reasonable best efforts to cause the employees and agents of the Company not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of all or any material Acquired Assets except in the ordinary course of business or (b) participate in any negotiations, or, except as required by applicable law, furnish to any other person or entity any information, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing, with respect to acquisition or purchase of all or any material Acquired Assets except in the ordinary course of business. The above covenant is effective until 5:00 p.m., Dallas, Texas time, on October 15, 1995; provided, the covenant shall terminate earlier if Buyer expresses a desire to not proceed with the Acquisition. In addition, until 5:00 p.m., Dallas, Texas time, on October 15, 1995 (unless Buyer expresses a desire to not proceed with the Acquisition), Sheppard agrees that he will not enter into any agreement or consummate any transaction that would materially interfere with the consummation of the Acquisition. Sheppard shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other non-confidential information with respect thereto as Buyer may reasonably request.

     4. No public announcement shall be made by Buyer, ProNet, Sheppard with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by applicable law; provided, however, it is specifically understood that ProNet may issue reasonable press releases regarding the execution of this letter of intent, the execution of the Definitive Agreement and the Closing of the Aquisition.

     5. This letter is intended merely to be guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with the terms of the Acquisition outlined herein from being included in the Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraph 2, 3, and 4 hereof.


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Mr. Dan Sheppard
August 2, 1995
Page -3-



     If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heir, successors and assigns as of the date hereof.

                                 CONTACT COMMUNICATIONS INC.


                                 By:  /s/ MARK A. SOLLS
                                      ----------------------------------------
                                 Name & Title: Mark A. Solls, Vice President
                                               -------------------------------



                                 PRONET INC.


                                 By:  /s/ MARK A. SOLLS
                                      ----------------------------------------
                                 Name & Title: Mark A. Solls, Vice President
                                               -------------------------------



Accepted and agreed to in all respects
as of 3 day of August, 1995

PAGING & CELLULAR OF TEXAS


By: /s/ DANIEL L. SHEPPARD
   ------------------------------
    Daniel L. Sheppard
    Sole Proprietor


    /s/ DANIEL L. SHEPPARD
    ------------------------------
    Daniel L. Sheppard





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                                                               EXHIBIT A

                            PAGING AND CELLULAR OF TEXAS

                                   TERM SHEET


Nature of Transaction            Sale Of Assets

Purchase Price                   The Purchase Price shall be $10,000,000,
                                 payable in cash at the Closing.

                                 The Purchase Price shall be $10,000,000, payable in cash at the Closing.

Purchase Price                   The Purchase Price shall be allocated
                                 between the Acquired Assets and the
                                 Shareholder's and the Company's Non-
                                 Competition Agreements in amounts to be
                                 agreed to by the parties hereto.

Acquired Assets                  (a)  All of the Company's pagers in the
                                 field (provided the number of pagers in
                                 service shall not be less than 40,000 at the date of Closing at an average revenue per unit of approximately $9.00).

                                 (b)  All of the tangible assets of the
                                 Company including but not limited to
                                 customer lists, all agreements, furniture, fixtures and computer equipment to support operations.

                                 (c)  Accounts receivable (according to a
                                 formula to be agreed to by the parties in accordance with the Company's aging of accounts receivable). The parties agree that, subject to review and approval of the Company's accounts receivable aging by the Buyer, the formula shall be: 100% of the accounts receivable aging which is less than 30 days; 80% of the accounts receivable aging which is between 30 and 60 days; 50% of the accounts receivable aging which is between 60 and 90 days; and 10% of the accounts receivable aging which is over 90 days.

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Paging And Cellular Of Texas
Terms -2-

                                 (d)  The Company's useable, current
                                 model pagers in inventory (provided the
                                 number of such pagers in inventory shall not be less than 3,000 at the date of Closing provided that the Closing occurs no later than November 1, 1995).

Excluded Assets                  (a)  The Company's cash:  the cash and
                                 cash equivalents of the Company shall meet or exceed the amount of Accounts Payable existing on the date of the Closing. On or prior to Closing, the Shareholder may retain or dividend cash and cash equivalents in excess of such Accounts Payable.

                                 (b)  The Company's office lease;
                                 provided that Buyer shall remain in the
                                 Company's premises through the end of
                                 1995 at a monthly rental of $5,000 (including local telephone service and utilities) to be paid in full at the Closing (with an option to renew for an interim term thereafter). The Purchase Price will be increased by $25,000 to support the cost of reconfiguration of such offices.

                                 (c)  The Company's Glenayre paging
                                 terminal.

                                 (d)  Furniture, computers and equipment
                                 which do not support operations (as agreed to by the parties).

Noncompetition Agreements/       The Company and the Shareholder will agree
Reseller Agreement               not to compete with Buyer in the area in
                                 which the Company serves its customers for a period of five years from the closing of the Acquisition; provided that the Shareholder shall be entitled to be a Reseller on Buyer's paging system (exclusively). Such reselling activities shall be limited to sales/leases to other resellers (Shareholder shall be


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Paging And Cellular Of Texas
Terms -3-

                                 prohibited from reselling to "direct"
                                 customers). The parties shall enter into a new Reseller Agreement which shall include the following:

                                       Buyer shall sell such numbers to
                                       Shareholder as follows: (1) $1.00
                                       per number for all numbers to be
                                       provided through Shareholder's
                                       paging terminal, (2) $1.25 per
                                       number for all numbers provided
                                       through Shareholder's paging
                                       terminal.

Representations and Warranties   The Shareholder shall represent and warrant
                                 that (a) neither they nor the Company has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or all or substantially all of the assets of the Company (whether by purchase of assets or stock, by merger or otherwise), and (b) except as otherwise disclosed on the appropriate disclosure schedule, the execution, delivery and performance of the Definitive Agreement by such Shareholders and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Shareholders or the Company is a party or by which any of them or their properties is bound.

Deferred Revenue/Deposits        The Purchase Price shall be reduced by (a)
                                 the amount of any revenues collected by the Company prior to the Closing in respect of services or merchandise to be provided after the Closing and (b) the amount of customer pager rental deposits collected by the Company prior to the Closing.


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Paging And Cellular Of Texas
Terms -4-

Liabilities                      The Company will pay or provide for
                                 payment at closing for all of its liabilities so that Buyer will be receiving the Acquired
                                 Assets free and clear of all liabilities, liens and encumbrances.

Indemnification/Offset           Buyer shall have a right to offset and
                                 indemnification for any damages resulting from breaches of the Definitive Agreement by the Company or the Shareholder.

ProNet Guarantee                 ProNet shall guarantee the obligations of
                                 Buyer contained in the Definitive Agreement.

Indemnification Escrow           The parties shall establish an Indemnification
                                 Escrow at Closing in the amount of
                                 $200,000. The escrowed funds will be paid to the Shareholder at the rate of $50,000 after each quarter following the Closing
                                 (subject to applicable offsets during the quarter).